UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2017

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: +1 (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

ITEM 5.02        DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 14, 2017, NeoPhotonics Corporation (the “Company”) and Benjamin L. Sitler, mutually agreed that Mr. Sitler would resign from his role as Senior Vice President of Global Sales of the Company, effective as of February 28, 2018 in order to pursue other opportunities.  Mr. Sitler’s transition is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Sitler is expected continue to serve in his position through February 28, 2018.

In connection with his transition, Mr. Sitler entered into a separation agreement with the Company on December 20, 2017.  Under the separation agreement, Mr. Sitler will continue his current compensation arrangements and benefit plan eligibility with the Company through February 28, 2018.  Subject to Mr. Sitler’s execution of a general release of claims, the Company will provide Mr. Sitler the severance benefits specified in his retention agreement dated August 5, 2016, which include (a) a single lump-sum amount equal to his current annual base salary of $290,000, (b) a cash payment in the amount of $72,000, which Mr. Sitler may, but is not required to use towards continued health coverage, and (c) accelerated vesting of Mr. Sitler’s outstanding equity awards that provide for time-based vesting as though the awards continued to vest for a period of eighteen (18) months following the date of termination of his employment with the Company.

The foregoing description of Mr. Sitler’s separation agreement is qualified in its entirety by reference to the full text of the separation agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal ended December 31, 2017.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2017	NEOPHOTONICS CORPORATION

	By:	/s/ Elizabeth Eby
Elizabeth Eby
Chief Financial Officer

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